FORM 8-K

                        SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  January 26, 1998.



                              HIGH PLAINS CORPORATION

                (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)



200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas 67202                                    Identification No.)
(Address of prinicipal
exeuctive offices)


                                  (316)269-4310
                         (Registrant's telephone number)

Item  5  Other Information

Wichita, KS, January 23, 1998 -- High Plains Corporation (NASDAQ:HIPC) today reported net income of $405,408 or $.03 per diluted share on sales of $21,660,983 for the fiscal second quarter ended December 31, 1997 . This compares to net income of $3,012,711 or $.19 per diluted share on sales of $16,788,867 for the same quarter last year.

The Company also reported net income of $1,776,289 or $.11 per diluted share for the six month period ended December 31, 1997, on sales of $44,231,820.
This compares to net income of $1,174,472 or $.07 per diluted share on revenues of $18,128,100 for the same six month period last year. The Company's diluted per-share numbers are the same as its basic per share figures, both for the quarter, and the six month period ending December 31, 1997.


                                Financial Highlights

                                 Three Months Ended        Six Months Ended
                                     December 31,              December 31,
                                 1997         1996         1997         1996
Sales                        $21,660,983  $16,788,867  $44,231,820  $18,128,100
Net Income                   $   405,408  $ 3,012,711  $ 1,776,289  $ 1,174,472
Diluted earnings per
   share                     $       .03  $       .19  $       .11  $       .07
Diluted shares
   outstanding                16,020,735   16,118,299   16,033,290   16,098,487




"High Plains is pleased to announce another profitable quarter, even though profits were somewhat lower than expected due to production difficulties early in the quarter," said Raymond G. Friend, President. "We believe those production problems have now been resolved, and we are currently producing fuel grade Ethanol at near capacity at both our York, Nebraska, and our Colwich, Kansas plants. Installation of our bio-methanation unit in York was completed this week, and it appears to be working even better than expected. This eliminates the problem with wastewater treatment capacity that had recently limited production capabilities at the York plant, and should provide us with more than enough additional wastewater capacity to handle the discharge from both the Industrial Grade distillation equipment, and the Carbon Dioxide plant scheduled to come on line in May. This treatment system will also allow us to consider other additional projects at the York plant that would require this additional wastewater treatment capability."

"We have purchased and priced 60% of our projected grain needs for all three plants through May of 1998, at prices which we consider favorable. These purchases, combined with the grain price protection traditionally provided by our feed byproducts, should operate to cover approximately 90% of our grain price exposure through May."

Mr. Friend further stated that, "Industrial Grade Ethanol sales have also been strong since the beginning of December, allowing us to run the Industrial Grade distillation equipment at full capacity, and sell all of that product into the spot market at prices significantly higher than fuel grade. Although we still do not have a long-term contract for our Industrial Grade Ethanol, our options in that area are expanding."

"Our new plant acquisition in Portales, New Mexico is also on schedule for first production in mid February, and we are targeting full production capacity by the first of March. We have sold most of our fuel grade Ethanol production through February, although our overall optimism for the spring and summer is tempered by the fact that wholesale gasoline prices are currently weak, and the price of wholesale gasoline is a traditional factor in fuel Ethanol pricing formulas. However, with the Nebraska state Ethanol incentive resuming in January, continued low grain prices, and our forecasts for continued strong sales of Industrial Grade Ethanol through the current fiscal quarter, the potential for a more profitable third quarter still looks good."

A conference call is being held by High Plains at 4:00 p.m. Eastern Standard Time on Friday, January 23, 1998, to discuss these issues and others relevant to the Company. To participate in the call, dial 800-451-7724 approximately 15 minutes prior to its starting time, and ask for conference call ID# Q223.

Based in Wichita, Kansas, High Plains Corporation is the only publicly traded company whose sole business is Ethanol. It is one of the largest producers of Ethanol with approximately 60 million gallons per year of current capacity. Clean burning Ethanol reduces pollutants in automotive gasoline and increases octane levels for better engine performance without increasing gas pump prices.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10K, Proxy Statement, and quarterly 10Q filings, copies of which are available from the Company without charge.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date   January 26, 1998                        HIGH PLAINS CORPORATION

                                               /s/
                                               Raymond G. Friend
                                               President